Exhibit 99.1

Magnetek Announces Fiscal 2010 First Quarter Results

  Net sales for Q1 FY 2010 decreased 32% to $17.8 million from Q1 of FY 2009.
  Lower sales volume and higher pension expense result in a $1.5 million loss from operations in Q1 FY 2010.
  Cash balances were nearly $16 million as of September 27, 2009. Q1 FY 2010 cash provided by continuing operations (excluding pension contributions) was $2.2 million.
  Markets recover slightly as book-to-bill ratio reaches 105% for Q1 FY 2010.

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--November 6, 2009--Magnetek, Inc. (“Magnetek” or “the Company”)(NYSE: MAG) today reported the results of its fiscal 2010 first quarter ended September 27, 2009.

First Quarter Results

In its fiscal 2010 first quarter Magnetek recorded revenue of $17.8 million, a 32% decrease from the first quarter fiscal 2009 sales of $26.4 million, and an 11% sequential decline from the fourth quarter of fiscal 2009. The decline in sales from the prior year quarter reflects the continued slowdown in industrial activity in the U.S. and resulting impact on capital spending levels. Year-over-year sales decreased most notably in the Company’s material handling product line, which experienced a 40% decline in sales from the prior year first quarter.

Commenting on the results, Peter McCormick, Magnetek’s president and chief executive officer, said: “As expected, the difficult market conditions we experienced in the second half of fiscal 2009 continued throughout the first quarter of fiscal 2010. While industrial production in the U.S. increased slightly during the September quarter, capacity utilization rates remained well below historical averages and credit markets remained tight, resulting in sluggish capital spending levels which impacted our sales volume in the first quarter.”

In response to continuing declining sales levels during the first quarter, the Company has taken further actions to reduce costs and preserve cash, including the temporary suspension of the Company’s 401(k) matching contributions, expected to save nearly $0.4 million annually, and the conversion of the Company’s incentive compensation plan payments for fiscal 2010 from a cash basis to payment in the Company’s common stock. In addition, the Company has reduced its workforce by approximately 60 positions, or 16%, since January 2009, completed the relocation of its Canadian brake operations into its Menomonee Falls facility, and will continue to pursue actions to reduce its fixed cost structure.

Gross profit amounted to $5.6 million (32% of sales) in the first quarter of fiscal 2010 versus $9.4 million (36% of sales) in the same period a year ago. Lower sales volume across most major product lines, which was partially offset by savings from cost reduction actions implemented over the past six months, was primarily responsible for the decrease in gross margin over the prior year first quarter.

Operating expenses, consisting of research and development (R&D), pension expense and selling, general and administrative (SG&A) costs, decreased $0.5 million to $6.9 million in the first quarter of fiscal 2010 from the prior-year period. This decrease resulted primarily from lower payroll-related expenses, lower volume-related selling expenses, and decreased variable compensation expense, partially offset by higher pension expense, which increased significantly to more than $2.0 million in the first quarter of fiscal 2010 from $0.8 million in the prior year first quarter. Absent the increase in pension expense, operating expenses decreased by approximately $1.7 million year-over-year, due primarily to cost reduction actions implemented by management.

The Company recorded a loss from continuing operations in the first quarter of fiscal 2010 of $1.5 million, or a $.05 loss per share versus income from continuing operations of $1.7 million, or $.06 earnings per share for the fiscal 2009 first quarter.

Including results of discontinued operations, the Company recorded a net loss of $1.8 million or a $.06 loss per share in the first quarter of fiscal 2010 versus net income of $0.9 million or $.03 per share in the first quarter of fiscal 2009. The Company’s prior year first quarter loss from discontinued operations of $0.9 million included a loss of $0.5 million related to the divestiture of the Company’s telecom power systems business, which was completed in September 2008.

Cash balances decreased by $2.4 million during the first quarter of fiscal 2010 to $16.0 million at September 27, 2009, due mainly to first quarter cash contributions of $4.2 million to the Company’s defined benefit pension plan, partially offset by lower working capital requirements.

Operations and Outlook

Total bookings for the first quarter of fiscal 2010 were $18.8 million, resulting in a book-to-bill ratio for the quarter of 105%. Total company order backlog was $10.7 million at September 27, 2009, an increase of $1.7 million over the June 2009 backlog of $9.0 million. In addition, subsequent to the end of the first quarter, the Company announced it received a follow-on production order for wind power inverters valued at $11.0 million, scheduled to be delivered beginning in December 2009 through November 2010. The Company’s modular utility-scale wind power inverters regulate and transform DC power generated by wind turbines into utility-grade AC power, which is distributed to the power transmission grid.

“We did see several encouraging signs in our first quarter, primarily in the sequential improvement in both bookings and backlog over the June quarter. The follow-on order we received in October for wind inverters confirms our belief that renewable energy markets are beginning to recover as well,” said Mr. McCormick. “While we have not yet seen a robust recovery in our business to date, certain indicators seemingly support the assertion that the June quarter may have been the bottom in terms of order rates, and that the September quarter was the cyclical bottom in terms of revenue. As a result, we believe our sales for the second quarter will increase sequentially from the first quarter, and our current outlook projects improving quarterly trends for the remainder of the fiscal year,” concluded Mr. McCormick.

The Company expects sales for the second quarter of fiscal 2010 to reflect a sequential double-digit percentage increase from the current year first quarter sales of $17.8 million. Gross margins in the second quarter of fiscal 2010 are expected to be near the Company’s 30% target due to cost savings from actions taken to reduce the Company’s cost structure.

Operating expenses in the second quarter of fiscal 2010 are expected to increase slightly from the first quarter, due mainly to higher volume-related selling expenses. Compared to the prior year second quarter, operating expenses are expected to increase significantly, mainly due to higher pension expense, which is expected to increase approximately $1.2 million quarterly on a year-over-year basis for the remainder of fiscal 2010. The increase is due mainly to lower pension plan asset values resulting from lower than expected returns on assets experienced during fiscal 2009. Pension expense for fiscal 2010 is measured using asset and liability values as of June 28, 2009; however, since that time, the Company’s pension plan assets have increased in value by more than $10 million as equity values have increased. Although the Company expects a sequential improvement in its operating results for the second quarter of fiscal 2010, the Company is expecting to report a loss from operations in its second quarter fiscal 2010, mainly due to the increase in pension expense, and to a lesser extent, from lower sales volume compared to historical levels.

Company Webcast

This morning, at 11:00 a.m. Eastern standard time, Magnetek management will host a conference call to discuss Magnetek’s fiscal 2010 first quarter results. The conference call will be carried live and a replay of the call will be available on the “Investor Relations” page of Magnetek's website www.magnetek.com for ninety days. A replay of the call also will be available through Friday, November 13, 2009 by phoning 706-645-9291 (Conference ID # 33996748).

Magnetek, Inc. (NYSE: MAG) manufactures digital power and motion control systems used in material handling, people moving and energy delivery. The Company is headquartered in Menomonee Falls, Wis. in the greater Milwaukee area and operates manufacturing plants in Pittsburgh, Pa. and Canonsburg, Pa. as well as Menomonee Falls.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for its first quarter and fiscal year 2010. These forward-looking statements are based on the Company's expectations and are subject to risks and uncertainties that cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These include, but are not limited to, economic conditions in general, business conditions in material handling, elevator, mining, and renewable energy markets, operating conditions, competitive factors such as pricing and technology, risks associated with acquisitions and divestitures, legal proceedings and the risk that the Company’s ultimate costs of doing business exceed present estimates. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

Magnetek, Inc.
Consolidated Results of Operations
(in thousands except per share data)

	Three months ended
	(Unaudited)
	September 27,	September 28,
Results of Operations:	2009	2008
Net sales	$17,834	$26,351
Cost of sales	12,212	16,906
Gross profit	5,622	9,445
Research and development	901	870
Pension expense	2,052	846
Selling, general and administrative	3,959	5,698
Income (loss) from operations	(1,290)	2,031
Interest income	(10)	(67)
Income (loss) from continuing operations
before provision for income taxes	(1,280)	2,098
Provision for income taxes	231	362
Income (loss) from continuing operations	(1,511)	1,736
Loss from discontinued operations, net of taxes	(284)	(855)
Net income (loss)	$(1,795)	$881

Per common share - basic and diluted:
Income (loss) from continuing operations	$(0.05)	$0.06
Loss from discontinued operations	$(0.01)	$(0.03)
Net income (loss)	$(0.06)	$0.03

Weighted average shares outstanding:
Basic	30,966	30,637
Diluted	30,966	30,873

	Three months ended
	(Unaudited)
	September 27,	September 28,
Other Data:	2009	2008
Depreciation expense	$258	$282
Amortization expense	13	-
Capital expenditures	274	323

Magnetek, Inc.
Consolidated Balance Sheet
(in thousands )

	September 27,
	2009	June 28,
	(Unaudited)	2009
Cash	15,710	18,097
Restricted cash	262	262
Accounts receivable	11,672	11,598
Inventories	12,008	12,617
Prepaid and other current assets	1,105	1,242
Total current assets	40,757	43,816

Property, plant & equipment, net	3,675	3,649
Goodwill	30,401	30,359
Other assets	5,881	6,256
Total assets	$80,714	$84,080

Accounts payable	$6,790	$5,716
Accrued liabilities	5,359	6,313
Current portion of long-term debt	9	11
Total current liabilities	12,158	12,040

Pension benefit obligations, net	73,137	76,849
Long-term debt, net of current portion	3	4
Other long-term obligations	1,572	1,615
Deferred income taxes	5,088	4,863

Common stock	310	309
Paid in capital in excess of par value	138,342	138,094
Accumulated deficit	(3,316)	(1,521)
Accumulated other comprehensive loss	(146,580)	(148,173)
Total stockholders' deficit	(11,244)	(11,291)

Total liabilities and stockholders' deficit	$80,714	$84,080

CONTACT:
Magnetek, Inc.
Marty Schwenner
Vice President, Chief Financial Officer
262-703-4282
mschwenner@magnetek.com